Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215(Todd)/212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES SIGNS LONG-TERM DEBT FINANCING FOR UP TO $310 MILLION FOR THE OLKARIA III GEOTHERMAL POWER COMPLEX IN KENYA

(RENO, Nev.) August 27, 2012 — Ormat Technologies, Inc. (NYSE: ORA) announced today that OrPower 4, Inc., its indirect wholly owned subsidiary, and the Overseas Private Investment Corporation (OPIC), an agency of the United States Government, signed a Finance Agreement for limited-recourse project financing totaling up to $310 million for the Olkaria III geothermal power complex located in Naivasha, Kenya.

Phase I of the existing power plant commenced commercial operation in 2000 and was incorporated into phase II of the existing power plant in January 2009. Since then, the facility has been in continuous, successful operation.

The OPIC loan is comprised of two tranches aggregating up to $265 million, with a final maturity of approximately 18 years. The loan will be used to pay costs of the existing facility and fund construction and well field drilling for the expansion of the Olkaria III geothermal power complex which could generate up to 84 MW. The Finance Agreement also includes a standby tranche of up to $45 million in the event OrPower 4 elects to construct a further expansion of up to 16 MW.

Disbursements of the OPIC loan are subject to fulfillment of customary conditions precedent for funding, which Ormat expects to satisfy over the next few weeks.

“This loan will enable us to expand the Olkaria III geothermal power complex in order to help meet the electricity demand in Kenya by providing base-load, sustainable geothermal energy,” said Dita Bronicki, Ormat’s chief executive officer. “We appreciate OPIC’s recognition of the importance of this project and their commitment to work with us on this financing. We look forward to a fruitful relationship with OPIC as our lender in Olkaria and elsewhere.”

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, with over 1,500 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States – Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala – Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua – Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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